CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to Registration Statement No. 033-47641 on Form N-1A of our reports dated January 28, 2011, relating to the financial statements and financial highlights of Lord Abbett Research Fund, Inc. including Lord Abbett Capital Structure Fund, Lord Abbett Classic Stock Fund, Lord Abbett Growth Opportunities Fund, and Small-Cap Value Series, appearing in the Annual Reports on Form N-CSR of Lord Abbett Research Fund, Inc. for the year ended November 30, 2010, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

New York, New York

March 25, 2011